UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 6, 2006

ENERGIZER HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

MISSOURI	1-15401	No. 43-1863181

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

533 MARYVILLE UNIVERSITY DRIVE, ST. LOUIS, MO 63141

(Address of Principal Executive Offices) (Zip Code)

(314) 985-2000

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 6, 2006, the Company authorized the issuance and sale of $500,000,000 aggregate principal amount of its fixed rate Senior Notes pursuant to a Note Purchase Agreement entered into that same date (“2006 Note Purchase Agreement”), with Banc of America Securities, LLC, as Placement Agent for the Company. The proceeds of the new fixed-rate Senior Notes will be utilized to repay existing debt and for general corporate purposes. The Senior Notes will be issued in four series: Series A will consist of a single tranche of three year, bullet maturity, unsecured, fixed-rate Senior Notes, Series B will consist of a single tranche of five year, bullet maturity, unsecured, fixed-rate Senior Notes, Series C will consist of a single tranche of eight year, bullet maturity, unsecured, fixed-rate Senior Notes, and Series D will consist of a single tranche of ten year, bullet maturity, unsecured, fixed-rate Senior Notes. The Senior Notes are unsecured, and rank pari passu in right of repayment with the Company’s other senior unsecured indebtedness.

The Notes contain customary affirmative covenants, including, without limitation, corporate existence and power, conduct of business, compliance with laws, maintenance of insurance, keeping of books, conduct of business, maintenance of properties, payment of taxes, ERISA compliance, environmental compliance, use of proceeds, addition of subsidiary guarantors, inspection of records, and furnishing of quarterly and annual financial statements, quarterly compliance certificates, and notices and other information. The Notes also contain customary restrictive covenants, including, without limitation, restrictions on the following: subsidiary indebtedness; consolidations; mergers, liquidation, dissolution; sale of assets (not including permitted asset sales in connection with the Company’s Asset Securitization Facility); investments, loans, advances and acquisitions; liens and encumbrances; contingent obligations; conduct of business, new subsidiaries, acquisitions; sale and leaseback transactions; margin regulations; ERISA obligations; subsidiary covenants; hedging obligations; issuance of disqualified stock; non-guarantor subsidiaries; transactions with shareholders and affiliates; amendments to corporate documents; and change in fiscal year.

The Notes contain financial covenants, including, without limitation, covenants pertaining to the following:

•     Maximum Consolidated Total Debt/ EBITDA Ratio: At no time shall the ratio of total indebtedness of the Company and its consolidated subsidiaries at the end of the most recently completed fiscal quarter to EBITDA of the Company and its consolidated subsidiaries for the Company’s then most recently completed four fiscal quarters exceed 3.5 to 1.0, however, if the Company elects to pay additional interest, the ratio may exceed 3.5 to 1.0 but be no greater than 4.0 to 1.0 for a period of not more than four successive fiscal quarters.

The Notes contain customary events of default, including, without limitation, failure to make payment in connection with the Facility when due; breach of representations and warranties; default in any covenant or agreement set forth in the Note Purchase Agreement after any applicable grace period; cross default to occurrence of a default (whether or not resulting in acceleration) under any other agreement governing indebtedness in excess of $30,000,000 of the Borrower or any of its subsidiaries; events of bankruptcy; the occurrence of one or more unstayed or undischarged judgments or attachments in excess of $30,000,000; dissolution; the occurrence of a termination event; the waiver of a minimum funding standard; change of control; defaults under hedging agreements; environmental matters; subsidiary guarantor revocation; or the occurrence of the amortization date under the Securitization Facility. The 2006 Credit Agreement also includes customary provisions protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes (including appropriate gross-up provisions).

The form of the 2006 Note Purchase Agreement is attached to this filing as Exhibit 10.1.

SIGNATURES:

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGIZER HOLDINGS, INC.

By:
Daniel J. Sescleifer
Executive Vice President and Chief Financial Officer

Dated: July 7, 2006

EXHIBIT INDEX

Exhibit No.

10.1   Form of 2006 Note Purchase Agreement.